                                                                   EXHIBIT 10.7

                                 PURCHASE AGREEMENT

     THIS PURCHASE AGREEMENT ("Agreement") is made and entered into this 30th day of April, 1998 by and between SPEAKEASY GAMING OF RENO, INC., a Nevada corporation ("Purchaser"), and RENO HOTEL, LLC, a Delaware limited liability company ("Seller").

                                      RECITALS

     A. Seller is the owner of improved real property commonly known as the Reno Hotel located at 200 East 6th Street, at Lake Reno, in the City of Reno, County of Washoe, State of Nevada more particularly described in EXHIBIT A attached hereto and incorporated herein including: (i) all right, title and interest of Seller in and to any easements, covenants and other rights appurtenance to such land; and (ii) all right, title and interest of Seller in and to any land lying in the bed of any existing dedicated street, road, avenue or alley, open or closed, in front of or adjoining such land (the "Real Property") together with buildings containing 250 guest rooms, a restaurant, bar, banquet rooms and all other improvements situated on the Real Property including all existing parking spaces (collectively the "Improvements").

     B. A hotel, restaurant, bar and related businesses (collectively, the "Business") are operated on the Real Property. The Real Property is furnished and equipped with certain furniture, furnishings, fixtures, kitchen, televisions and other equipment and non-consumable items (collectively "FFE") and an assortment of operating supplies consisting of housekeeping and laundry supplies, food and beverage inventories, paper and accounting supplies and similar consumable items (collectively, the "Operating Supplies").

     C.   Seller is the sole owner of the Real Property, the Improvements, the
FFE and the Operating Supplies.   The FFE and the Operating Supplies are
collectively called the "Personal Property." Attached hereto and incorporated herein, as Exhibit B-1 is Seller's inventory of the Personal Property. Attached hereto and incorporated herein, as Exhibit B-2 is Seller's inventory of any items of personal property leased by Seller from third parties and not owned by Seller (the "Contract Equipment"). No representation is given, express or implied, under this Agreement or any Exhibit or schedule attached or to be attached hereto that Seller is the owner of the Contract Equipment. Seller acknowledges that the Personal Property consists of those items set forth in Exhibit B-1 and that Exhibits B-1 and B-2 set forth all items of personal property used at the Real Property for the operation of the Real Property and Improvements and the operation of the Business and specifically excludes any gaming device as defined in Nevada Revised Statutes Section 463.0155 ("Gaming Device").

     D. The "Intellectual Property" consists only of such rights, if any, as Seller may possess to the name "Reno Hotel." Seller will assign rights of Seller in or to the Intellectual Property to Purchaser at the Closing.

     E. The Real Property, Improvements, Personal Property and Intellectual Property, Tenants Security Deposits (as defined below), Contracts (as defined below), Leases (as defined below), Permits (as defined below), and all utility and other deposits including the advanced payments set forth on Exhibit F attached hereto and incorporated herein (the "Advanced Deposits") and warranties relating to the ownership and operation of the Business are collectively referred to as the "Property." The operation of the Business is sometimes called the "Hotel" in this Agreement. The Property does not include any of the following items: Gaming Devices; cash; coins (including coins in slot and vending machines); bank accounts or accounts receivable.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   DEFINITIONS

     (a) For all purposes of this Agreement, the following terms shall have the respective meanings set forth below:

     "Americans With Disabilities Act" means 42 USC Section 12101, et seq. and all laws or regulations from time to time applicable to the Property governing use, access and accommodations.

     "Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of Nevada.

     "Closing" shall mean the closing of the purchase and sale of the Property in accordance with Section 11(a) hereof.

     "Closing Date" shall mean the date of Closing provided for in Section 11.

     "Contracts" means all contracts, agreements and obligations currently in force relating to the Property, including, without limitation, all sale, management, construction, leasing, insurance, commission, architectural, engineering, operating, employment, service, supply and maintenance agreements.

     "Effective Date" means the date on which both Seller and Purchaser have executed this Agreement.

     "Existing Exceptions" means a lien against the Property for real estate taxes not yet due and payable and those other matters affecting title to the Property as are set forth on Exhibit D attached hereto.


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     "Federal Tax Law" means the Federal Foreign Investment in Real Property Tax
Act of 1980 and the 1986 Tax Reform Act, as amended.

     "Governmental Authorities" shall mean any governmental or quasi-governmental body or agency having jurisdiction over the Property and/or Seller, including, without limitation, the State of Nevada, City of Reno, Nevada and Washoe County, Nevada.

     "Governmental Regulation" shall mean any laws, ordinances, rules, requirements, resolutions, policy statements and regulations (including, without limitation, those relating to land use, subdivision, zoning, environmental, toxic or hazardous waste, occupational health and safety, water, earthquake hazard reduction, and building and fire codes) of the Governmental Authorities bearing on the construction, alteration, rehabilitation, maintenance, use, operation or sale of the Property.

     "Hazardous Materials" means toxic materials, hazardous waste, hazardous substances [as these terms are defined in the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. 6901, et seq.), in the Hazardous Materials Transportation Act, 49 U.S.C. 1802 and/or in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (42 U.S.C. 9601, et seq.)], asbestos or asbestos-related products, oils, petroleum-derived compounds, radon, PCB'S, gas or oil storage tanks, or other hazardous materials or pesticides as from time to time identified in any laws or regulations from time to time applicable to the Property.

     "Insurance Company" shall mean United Title of Nevada.

     "Leases" means all leases or other agreements permitting the use or occupancy of space on, under, over or about the Property, including all amendments and exhibits thereto and assignments thereof.

     "Permits" means all evidence in the possession of Seller that the present structure, use, operation and maintenance of the Property is authorized by, and in compliance with, Governmental Regulations including, but not limited to, true and correct legible copies of any or all certificates of occupancy (or the equivalent), any or all permits, licenses and other authorizations issued with respect to the Property and gaming activities conducted on or permitted thereon, and each portion of space in the Property occupied by individual Tenants or hotel guests.

     "Permitted Exceptions" shall mean those matters affecting title to the Property set forth


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on Exhibit E attached hereto and incorporated herein.

     "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, limited liability partnership, governmental authority, or other entity of whatever nature.

     "Personal Property" means all personal property owned or used by Seller in connection with the operation or maintenance of the Hotel excluding any gaming device and alcoholic beverages.

     "Property Documents" means the items specified in Section 2 (b) below.

     "Rent Roll" means a rent roll dated not earlier than one month before the date hereof listing for each Tenant, hotel guest and rents (including, without limitation, minimum rents and additional rents, pass-through obligations, room charges, movie charges and long distance phone charges).

     "Studies" means title examinations; surveys; architecture, financial, financing, economic, marketing, engineering, and other tests, including test borings, inspections, investigations, reviews, and/or other similar studies.

     "Tenant" means any Person or hotel guest (short or long term) entitled to occupy or use any portion of the Property pursuant to a Lease, or any similar written agreement.

     (b) Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa.

2.   PROPERTY DOCUMENTS

     (a)  [INTENTIONALLY DELETED]

     (b) The Property Documents constitute the following items to the extent in Seller's or its Property Manager's possession:

          (i) The latest ALTA survey, if any, prepared on behalf of Purchaser, showing all improvements, rights of way, easements, dedications; plats; site plans; and certified as-built building plans, all relating to the Property.

          (ii) All architectural drawings, plans and specifications, appraisals, zoning,


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and access documents relating to the Property.

          (iii)  The Permits.

          (iv) Copies of all casualty, liability and other insurance policies presently in effect with respect to the Property.

          (v) Cash operating statements of income, operating expense and capital expense for the Property which have been prepared in the normal course of business for the preceding calendar year (1997) and the months of January, 1998, February, 1998 and March, 1998 and substantially in accordance with generally accepted accounting principles.

          (vi) All assessments and bills for real estate, personal property and any other taxes affecting the Property and for special assessments for the current and the preceding calendar years, and a summary of any contested tax assessments.

          (vii) True, correct and complete copies of the Leases, including all amendments, formal or informal, side agreements, concession arrangements or other matters related thereto, all financial/credit information available for the Tenants including statements for Tenant deposit accounts, and the Rent Roll.

          (viii) True, correct and complete copies of the Contracts and a schedule of such Contracts, which schedule, upon receipt, shall be attached hereto as Exhibit G, and incorporated herein.

          (ix) Seller's existing title insurance policy for the Property, all amendments, endorsements and exhibits thereto.

          (x) A list of all threatened, pending or ongoing claims or lawsuits and all outstanding judgments against Seller, or to the best of Seller's knowledge, relating to the Property.

          (xi) Copies of all engineering and physical inspection reports related to the Property, including, but not limited to, any roof or structural inspection reports or environmental inspection/impact reports, soil reports or reports relating to Hazardous Materials and the Americans with Disabilities Act.

          (xii) A copy of all business and professional license/tax returns filed by Seller for the last fiscal year and copies of any correspondence from Governmental Authorities related


                                       5
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to such returns, and a summary of any contested tax assessments.

          (xiii) As more fully set forth in Exhibit B-1, a list of Personal Property (including, to the extent in Seller's possession, copies of all warranties and guarantees related thereto) used by or on behalf of Seller in-connection with the operation and maintenance of the Property, plus a copy of any roof warranty or other warranty in effect with respect to any part of the Property.

          (xiv) Copies of any and all insurance certificates pertaining to the Property.

          (xvi)  Copies of all operational and correspondence files.

          (xvii) A list of all employees presently employed in the conduct of the Business, including all supporting immigration and naturalization information as may be required by Governmental authorities, which, upon receipt, shall be attached hereto as Exhibit H.

3.   FEASIBILITY PERIOD  [INTENTIONALLY DELETED].


4.   PURCHASE AND SALE OF PROPERTY

     (a) On the Closing Date, and subject to the terms and conditions of this Agreement, Seller agrees to sell and convey, and Purchaser agrees to acquire the Property. As a condition to Purchaser's obligation to close, title to the Property shall be free and clear of all liens, encumbrances, easements, covenants, conditions and other matters affecting title, except for the Permitted Exceptions, and shall be good of record and in fact merchantable and insurable at standard rates.

     (b) Seller agrees that it will, at any time and from time-to-time after the Closing Date, upon and at the expense of the Purchaser, do, execute, acknowledge or deliver, all such further acts, deeds, assignments, conveyances and assurances as may reasonably be required for the better conveying, transferring, assigning, assuring and confirming the Property to Purchaser.

5.   PURCHASE PRICE AND TERMS OF PAYMENT

     (a) Subject to any Closing adjustments, the Purchase Price shall be Eight Million Dollars ($8,000,000.00), payable at Closing.

     (b) On the Closing Date, Purchaser will cause a federal wire transfer of funds to be


                                       6
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made to the Insurance Company, as applicable, in the amount indicated on the
Settlement Statement approved by Purchaser and Seller, which amount shall be disbursed in accordance with the joint instructions of Purchaser and Seller.

6.   RIGHT OF INSPECTION

     Purchaser shall indemnify, defend and hold harmless Seller and Seller's members, principals, agents and representatives in connection with Purchaser's due diligence activities and Studies at or around the Property occurring prior to the Closing Date and as a condition of Seller's obligation to close, Purchaser shall have delivered to Seller evidence of comprehensive general liability insurance from a reputable insurance company in an amount not less than $2,000,000 per occurrence which covers Purchaser's due diligence activities prior to Closing.

7.   REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Purchaser as follows:

     (a) To Seller's knowledge: (i) Seller is the record owner of fee simple title to the Property subject only to the Existing Exceptions; and (ii) Seller is not in default under or in violation of the terms of any such Existing Exception.

     (b) Seller has not made, and prior to the Closing will not make, any material commitments to any Governmental Authorities, utility company, school board, church or other religious body, or any homeowner or homeowners' association, or to any other organization, group or individual, relating to the Property which would impose any obligation on Purchaser, or its successors or assigns, after the Closing to make any contributions of money, dedications of land or grant of easements or right-of-way, or to construct, install or maintain any improvements of a public or private nature on or off the Property.

     (c) Seller has received no written notice of violations of law or municipal ordinances, orders or requirements now existing with respect to the Property.

     (d) Pursuant to written notification by Purchaser to be attached hereto as Exhibit G-1 and incorporated herein by reference and except as otherwise provided in Exhibit G and G-1 (which shall collectively be referred to as Exhibit G), on the Closing Date, there will be no contract or agreement in effect for the management or leasing of the Property, or for other services, which cannot be terminated on 30 days notice.

     (e) All bills and claims for labor performed and materials furnished to or for the


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benefit of the Property for all periods prior to the Closing Date have been
(or prior to the Closing Date will be) paid in full or will be adequately bonded off or Seller will make arrangements to pay such bills and claims in such a manner that Purchaser shall be provided adequate evidence that no such claims will survive Closing and be enforceable against Purchaser or the Property, and there are no actual or potential mechanics' liens or materialmen's liens (whether or not perfected) on or affecting the Property.

     (f) Seller has not received any written notice that there are any wetlands of any nature located on the Property.

     (g) Seller has not received any written notice from any governmental authority that the Property is in violation of any Governmental Regulation including without limitation the Americans with Disabilities Act.

     (h) Seller has not received any notice that there are any special assessments pending, noted or levied against the Property, and, to the best of its knowledge, there are none, nor is there any proposed increase in the assessed value of the Property.

     (i) Except as set forth in that certain Phase I Environmental Report of Broadbent & Associates, Inc. dated March 6, 1998, Seller has received no notice that there are any Hazardous Materials located on or in the Property, including the surface, soil or subsurface of the Property in violation of any Environmental law. Seller has received no written notice from a Governmental Authority of any violation of any law, ordinance, order or regulation of any Governmental Authority having jurisdiction over Hazardous Materials.

     (j) Seller is a "United States person" within the meaning of Sections 1445(f)(3) and 7701(a)(3) of the Internal Revenue Code of 1986, as amended.

     (k) Exhibit G attached hereto, which represents a true and complete schedule of the Contracts, all of which shall be terminated by the Closing, except as set forth in Exhibit G. There shall not be any continuing obligations of any nature whatsoever imposed on Purchaser following Closing under any agreements existing prior to the Closing (other than obligations arising after Closing pursuant to the Leases and those Contracts that Purchaser accepts). To the extent any payments may be due and payable in connection with the termination of any such agreements, Seller either shall make such payments at or prior to Closing or shall escrow an amount equal to such obligations with the Escrow Agent at Closing, except as set forth in Exhibit G.

     (l) The operating statements for the Hotel delivered by Seller to Purchaser pursuant

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to Section 2(b)(v) hereof are true and correct copies of those delivered to
Seller.

     (m) No attachment, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization, or other proceedings are pending or threatened against Seller or its managing member.

     (n) Seller has paid or caused to be paid or will arrange at Closing to pay all real estate taxes, income taxes, special assessments and other taxes, that are due on or before the Closing Date which, if not paid, could result in a lien or charge against the Property.

     (o) Seller has the legal power, right and authority to enter into this Agreement and the instruments referenced herein and to consummate the transactions contemplated hereby.

     (p) All requisite action (corporate, partnership or otherwise) has been taken by Seller and its managing member or managers in connection with entering into this Agreement, the instruments referenced herein and the consummation of the transactions contemplated hereby, and no consent of any member, manager, judicial or administrative body, Governmental Authority or third party is required which has not been obtained.

     (q) This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legal, binding obligations of, and enforceable against, Seller in accordance with their terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws, or equitable principles affecting or limiting the rights of contracting parties generally.

     (r) Neither the execution and delivery of this Agreement and the documents referenced herein nor the consummation of the transactions contemplated herein nor compliance with the terms of this Agreement and the documents referenced herein conflict or result in the material breach of any terms, conditions or provisions of, or constitute a default under, any bond, note or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, operating agreement, partnership agreement, lease or other agreements or instruments to which Seller or any of its members or managers is a party or affecting the Property or by which Seller or any of its partners may be bound.

     (s) Seller is not insolvent or the debtor in any bankruptcy, receivership or similar proceeding; and no party of the Property is currently subject to the jurisdiction or supervision of any court in any such proceeding.

     (t) Seller is not a party to any collective bargaining agreements, union contracts, union


                                       9
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letters or similar agreements for the Property and its employees.

     (u) Seller has not received notice of any pending or threatened condemnation of all or of any portion of the Property, or written notice of any violation of zoning restrictions in respect of the Property from any governmental authority or agency.

     (v) Seller has not received notice of any litigation governmental or administrative proceedings or arbitrations pending or threatened with respect to any of the Property.

     (w) Seller has not entered into and has received no written notice of and unrecorded rights of first offer to purchase, rights of first refusal to purchase, purchase options or similar rights or contractually required consents to transfer pertaining to the Property which would be breached by this Agreement or the consummation of the transaction provided for herein.

     (y) Seller has not received from any insurance company which carries insurance on the Property, or any Board of Fire Underwriters, any notice of any defect or inadequacy in connection with the Property or its operation which has not been cured.

     (z) Exhibit I attached hereto and incorporated herein a substantially complete and accurate list of the names of all employees of Seller employed in connection with the operation of the Business and their job classifications and wage rates, including any fringe benefits, vacation pay and bonuses.

     (aa) Seller does not maintain or contribute to any plan or arrangement which constitutes an "employee pension benefit plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 (ERISA) as amended, and is not obligated to contribute to or accrue or pay benefits under any deferred compensation, profit sharing, bonus, pensions or retirement funding agreement with respect to any persons employed in connection with the Property or any component thereof.

8.   AS IS; PURCHASER'S REPRESENTATIONS.

     (a)  (i)    Subject to the Permitted Exceptions and Existing Exceptions,
Purchaser expressly acknowledges and agrees to accept the Property on an "as-is-where-is and with all faults" basis, except as otherwise provided in this Agreement.

          (ii) This Agreement, as written, contains all the terms of the agreement entered into between the parties as of the date hereof, and Purchaser acknowledges that neither Seller nor any person controlling, controlled by or under common control with Seller

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(collectively, "Seller's Affiliates"), nor any of their agents or representatives, has made any representations or warranties or held out any inducements to Purchaser, and Seller hereby specifically disclaim any representation or warranty, oral or written, past, present or future, other than those specifically set forth in Paragraph 7 and Paragraph 14. Without limiting the generality of the foregoing, neither Seller nor any of Seller's Affiliates, nor any of their agent or representatives has or is willing to make any representations or warranties, express or implied, other than as may be expressly set forth herein, as to: (a) the current or future real estate tax liability, assessment or valuation of the Property; (b) the potential qualification of the Property for any and all benefits conferred by any laws whether for subsidies, special real estate tax treatment, insurance, mortgages (except to the extent granted to an affiliate of Seller) or any other benefits, whether similar or dissimilar to those enumerated; (c) the compliance of the Property in its current or any future state with applicable laws or any violations thereof, including, without limitations, those relating to access for the handicapped, environmental or zoning matters, and the ability to obtain a change in the zoning or a variance in respect to the Property's non-compliance, if any, with zoning laws; (d) the nature and extent of any right-or-way, lease, possession, lien, encumbrance, license, reservation, condition or otherwise; (e) the current or future use of the Property; (f) the future condition and operational state of any personal property and the present or future structural and physical condition of the Buildings, their suitability for rehabilitation or renovation, or the need for expenditures for capital improvements, repairs or replacements thereto;
(g) the viability or financial condition of any tenant; (h) the status of the market in which the Property is located; or (i) the actual or projected income or operating expenses of the Property.

          (iii) Purchaser acknowledges that Seller has afforded Purchaser the opportunity for full and complete investigations, examinations and inspections of the Property and all pertinent information. Purchaser acknowledges and agrees that: (a) the information delivered or made available to Purchaser and Purchaser's representatives by Seller of Seller's Affiliates, or any of their agents or representatives may have been prepared by third parties and may not be the work product of Seller and/or any of Seller's Affiliates; (b) neither Seller or any of Seller's Affiliates has made any independent investigation or verification of, or has any knowledge of, the accuracy or completeness of, the information furnished to Purchaser; (c) the information delivered or made available to Purchaser and Purchaser's representatives is furnished to each of them at the request, and for the convenience of Purchaser;
(d) Purchaser is relying solely on its own investigations, examinations and inspections of the Property and those of Purchaser's representatives; and (e) Seller expressly disclaims any representations or warranties with respect to the accuracy or completeness of the information furnished to Purchaser, and Purchaser releases Seller and Seller's Affiliates, and their agents and representatives, from any and all liability with respect to information prepared by or on behalf of Purchaser.

          (iv) Purchaser or anyone claiming by, through or under Purchaser, hereby fully and irrevocably releases Seller and Seller's Affiliates, and their agents and representatives, from any and all claims that it may now have or hereafter acquire against Seller or Seller's Affiliates, or their agents or representatives of any cost, loss, liability, damage, expense, action or cause of action, whether foreseen or unforeseen, arising from or related to any construction defects, errors, or omission on or in the Property, except to the extent created by Seller or its Affiliates, except for claims against Seller based upon any obligations and liabilities of Seller expressly provided in this Agreement. Purchaser further acknowledges and agrees that this release shall be given full force and effect according to each of its expressed terms and provisions, including, but not limited to, those relating to unknown and suspected claims, damages and causes of action.

          (v) The provisions of this paragraph shall survive the Closing or the earlier termination of this Agreement.

          (vi) To the extent that the Property Documents or other information obtained by Purchaser at or prior to the Closing contain provisions or information that are inconsistent with the representations and warranties of Seller contained in this Agreement, such representations and warranties shall be deemed modified to the extent necessary to eliminate such inconsistency and to conform such representations and warranties to such provisions or information discovered by Purchaser. Purchaser acknowledges that notwithstanding anything contained in the Property Documents or representations and warranties of Seller contained in Paragraph 7 above (collectively a "Seller Representation"), that to the extent a Study conducted by Purchaser or the Property Documents disclose a fact or condition which is different from a Seller Representation, then said Seller Representation shall be deemed modified and or amended by said the results and findings of that Study or the Property Documents.

     (b) Purchaser hereby represents and warrants to Seller as follows: (i) No attachment, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization, or other proceedings are pending or threatened against Purchaser or its managing member.

          (ii) Purchaser has the legal power, right and authority to enter into this Agreement and the instruments referenced herein and to consummate the transactions contemplated hereby.

          (iii) All requisite action (corporate, partnership or otherwise) has been taken by Purchaser in connection with entering into this Agreement, the instruments referenced herein and the consummation of the transactions contemplated hereby, and no consent of officer, director, shareholder, judicial or administrative body, Governmental Authority or third party is required which has not been obtained.

          (iv) This Agreement and all documents required hereby to be executed by Purchaser are and shall be valid, legal, binding obligations of, and enforceable against, Purchaser in accordance with their terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws, or equitable principles affecting or limiting the rights of contracting parties generally.

          (v) Neither the execution and delivery of this Agreement and the documents referenced herein nor the consummation of the transactions contemplated herein nor compliance with the terms of this Agreement and the documents referenced herein conflict or result in the material breach of any terms, conditions or provisions of, or constitute a default under, any bond, note or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, lease or other agreements or instruments to which Purchaser is a party or by which Purchaser may be bound.

     (b) Purchaser is not insolvent or the debtor in any bankruptcy, receivership or similar proceeding.

9.   ADDITIONAL UNDERTAKINGS OF SELLER

     Seller shall perform the following undertakings:

     (a) On the Closing Date, Seller shall execute, acknowledge and deliver to Purchaser a good and sufficient grant bargain and sale deed in proper form for recording, conveying the Real Property to Purchaser or Purchaser's designee, free and clear of all liens, leases encumbrances, covenants, conditions and other matters affecting title, except for the Permitted Exceptions, and shall execute and acknowledge (as appropriate), deliver to Purchaser the Security Deposits and deliver originals of all the Leases, the Rent Roll, Permits, Contracts, Property Documents, warranty agreements and similar records relating to the Property and, as required by Purchaser, assignments of and/or bills of sale and the Intellectual Property for each of the foregoing (including appropriate indemnification), and all keys to the Property in Seller's possession.

     (b) Seller shall give possession and occupancy of the Property to Purchaser on the Closing Date, subject to the Leases and the rights of Tenants thereunder.

     (c) If requested to do so by Purchaser, on the Closing Date Seller shall execute and deliver to Purchaser, or any title insurance company designated by it, an owner's Affidavit, in the customary form, with respect to the absence of claims which would give rise to mechanics' liens and the absence of parties in possession of the Property other than Seller and Tenants pursuant to the terms of Leases or shall provide such other assurances as shall be reasonably required to enable Purchaser to obtain the title insurance policy to be issued pursuant to the title commitment referred to in Section 10(d).

     (d)  [INTENTIONALLY DELETED]

     (e)  Seller shall deliver an IRC Affidavit.

     (f) Seller shall deliver to Purchaser such other instruments or documents as may be reasonably required by Purchaser or the Insurance Company in order to consummate the transactions contemplated hereby.

     (g) Insurance Company shall deliver a conformed copy of the Deed and the original IRC Affidavit and each of the other documents and instruments delivered into Escrow by Seller as set forth above to Purchaser simultaneously with the recordation of the Deed. The Deed shall provide that it is to be returned to Insurance Company or Purchaser following recordation. If the original Deed is returned to Insurance Company, Insurance Company shall deliver the original Deed to Purchaser, with a copy showing all recording information to Seller at the address noted in Paragraph 21, below.

10.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER

     The obligation of Purchaser to purchase the Property shall be subject to the following conditions (all or any of which may be waived, in whole or in part, by Purchaser):

     (a) The representations and warranties made by Seller in Section 7 shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, and Seller shall have executed and delivered to Purchaser a certificate dated as of the Closing Date to the foregoing effect.

     (b) Seller shall have performed all covenants and obligations required by this Agreement to be performed or complied with by Seller on or before the Closing Date, including but not limited to those set forth in Section 9 hereof.

     (c) The results of all environmental surveys or studies conducted on the Property are satisfactory to Purchaser.

     (d) On the Closing Date, (i) Seller's title to the Property shall be marketable, good of record and in fact, and free-and-clear of all liens, mortgages, deeds of trust, encumbrances, easements, leases, conditions and other matters affecting title other than the Permitted Exceptions, and (ii) the Title Insurance Company shall have committed unconditionally to issue to Purchaser, or its designee, at standard rates, an ALTA Form B owner's title insurance policy covering the Property, including such endorsements as Purchaser may reasonably require, in an amount at least equal to the Purchase Price, insuring title to the Property in the condition required by clause (i)
Section 9(a) hereof. In the event Seller is unable to deliver title as specified by this Paragraph 10(d), then Purchaser may either waive such defect and proceed to Closing, or cancel the Contract. In the event of such election by Purchaser, the parties shall each bear their respective costs and fees incurred in this transaction.

     (e) On the Closing Date, Madeleine, LLC ("Madeleine") shall have committed to fund and will fund the entire Purchase Price under such terms as are acceptable to Purchaser and Madeleine.

     (f) On the Closing Date, Purchaser shall have received from Ramada Franchising System, Inc. either a comfort letter, tri-party agreement or conditional assignment of the new franchise agreement in a form reasonably satisfactory to Purchaser and Madeleine.

     (g) Representatives of both Purchaser and Seller shall have completed a walk through of the Property and jointly executed Schedule B-1 of all Personal Property to be delivered by Seller to Purchaser in "as is" condition as of the Closing Date.

     (h) Except as set forth in Exhibit G, Seller shall have delivered to Purchaser evidence of termination of the Contracts, including but not limited to that certain Management Agreement with Northwest Hospitality, Inc.

     (i) Except as set forth in Exhibit G, both Seller and the Manager of the Property, Northwest Hospitality Inc, each on their respective behalf, shall have delivered to Purchaser a certification as to the unavailability of such Property Documents which were not delivered to Purchaser.

     (j) As of the Closing Date, Seller, at its sole cost and expense, shall have delivered to Purchaser, for inspection, review and photocopying, true, correct and complete copies of all of the Property Documents. In the event a document identified as a Property Document is not in possession of Seller or the Property's manager then both Seller, to the best of its knowledge, and the Property Manager each on their respective behalf shall certify to Purchaser of the unavailability of such documents.

11.  CLOSING

     (a) Closing shall take place on April 30, 1998 (the "Closing Date"). Closing shall take place at the office of the Insurance Company or at such other location as Purchaser and Seller shall designate jointly.

     (b) The delivery to the Insurance Company of the Purchase Price, the executed deed of conveyance, bill of sale, assignments and all other documents and instruments required to be delivered by either party by the terms of this Agreement shall be deemed to be a good and sufficient tender of performance of the terms hereof. Upon receipt of all referenced Closing Documents and the cash portion of the Purchase Price, the Insurance Company shall be authorized to proceed to record the documents evidencing this transaction. The date of recordation of this transaction shall be the "Recordation Date".

     (c) The following items of income and expense shall be adjusted as of 6:00 o'clock a.m. on the Recordation Date:

          (i) Real estate and personal property taxes with respect to the Property.

          (ii) Fuel, water and sewer service charges and charges for oil, electricity, telephone and all other public utilities.

          (iii) Rental income from hotel guests.

          (iv)  All charges payable pursuant to the Contracts.

          (v) Purchaser and Seller shall diligently attempt to agree upon all such amounts no later than one (1) business day prior to the Closing Date. If meters measure the consumption of water, gas and/or electric current at the Property by Seller, Seller shall attempt to cause such meters to be read on the day immediately preceding the Recordation Date and shall pay all utility bills resulting therefrom promptly upon receipt thereof. In making the adjustments required by this sub-section, Seller shall receive credit for all prepaid deposits and Advanced Deposits made by Seller and expenses and similar items that are due on or after the Recordation Date, and Seller shall be charged with any unpaid accrued charges for the period prior to the Recordation Date. No adjustment shall be made for short term hotel guest room charges and other charges that are past due as of the Recordation Date. In the event that amounts are collected by Purchaser from a hotel guest whose obligations are past due as of the Recordation Date, Purchaser shall first apply such sum(s) against the amount then currently due Purchaser, and then pay to Seller, from such collected funds, the balance owed Seller for the period prior to the Recordation Date.

          (vi) Purchaser shall receive either a transfer of funds or credit against the Purchase Price in the amount of Advanced Deposits.

     (d)  CLOSING COSTS.

          (i)  Seller shall pay:

               a.   One-half (1/2) of the Escrow fees;

               b.   The cost of documentary transfer taxes;

               c. The cost of issuing Purchaser's title policy in CALTA Standard Form; and

               d.   The cost of any other obligations of Seller hereunder.

               e. All charges owed under the contracts through the Recordation Date.

          (ii) Purchaser shall pay:

               a.   One-half (1/2) of the Escrow fees;

               b.   The cost to record the Deed;

               c. Any additional premium charged for issuance of an ALTA Extended Form and any endorsements to Purchaser's title policy; and

               d.   The cost of any other obligations of Purchaser hereunder.

     (e) All other costs and expenses attendant to settlement, including title company charges, shall be at the cost of the party that incurred same. If clear title cannot be tendered by Seller and no settlement occurs, then Seller shall pay all title company charges.

12.  TERMINATION

     (a)  If (i) any of the representations and warranties made by Seller in
Section 8 shall be materially inaccurate or incorrect, (ii) Seller shall fail to perform any of the covenants or agreements to be performed by Seller under this Agreement, or (iii) Purchaser shall be relieved of its obligation to purchase the Property by operation of Section 10, then, in any such event, Purchaser, in its sole and absolute discretion, shall have the right either
(A) to extend the Closing Date for a sufficient period to allow Seller to satisfy conditions specified in Section 10; (B) to terminate this Agreement by giving written notice to Seller and the Escrow Agent; (C) waive such defects and elect to proceed to Closing; or (D) if Seller's default is willful, in lieu of terminating this Agreement, to seek specific performance of this Agreement.

13.  CONDEMNATION AND DAMAGE BY FIRE OR OTHER CASUALTY.     [INTENTIONALLY
     DELETED]

14.  BROKERS

     Seller and Purchaser each represent and warrant to the other than no broker has been involved in this transaction on behalf of Seller or Purchaser, respectively. Seller, at its cost and expense, shall pay any commissions due these brokers and indemnify and hold harmless Purchaser and its partners from any claims, damages or expenses, including reasonable attorneys fees, incurred in connection with or arising from these brokers' activities in this transaction. Seller and Purchaser shall indemnify and hold the other, its partners, agents and employees, harmless against any and all claims, damages and expenses, including reasonable attorneys fees, incurred by the other party due to a claim by any other broker or agent alleging to be entitled to a fee or commission due to work on this transaction on behalf of Seller or Purchaser, respectively.

15.  FOREIGN PERSON

     Seller represents and warrants that it is not a "foreign person," as defined in the Federal Tax Law, then at the Closing, Seller will deliver to Purchaser a certificate so stating, in a form complying with the Federal Tax Law. If Seller is a "foreign person" or if Seller fails to deliver the required certificate at the Closing, then in either such event the funding to Seller at the Closing will be adjusted-to the extent required to comply with the withholding provisions of the Federal Tax Law; and although the amount withheld will still be paid at the Closing by Purchaser, it will be retained by the Escrow Agent for delivery to the Internal Revenue Service, together with the appropriate Federal Tax Law forwarding forms (and with copies being provided both to Seller and to Purchaser).

16.  ENTIRE AGREEMENT

     No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced. This Agreement contains the entire agreement between the parties relating to the purchase and sale of the Property, all prior negotiations between the parties are merged in this Agreement and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between them other than as set forth in this Agreement.

17.  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS

     The representations, warranties, covenants, agreements and indemnities set forth in or made pursuant to Section 23 shall survive for one (1) year;
Section 14 shall survive indefinitely; and Sections 7 and 8(b) and elsewhere in this Agreement shall survive for ninety (90) days, each date calculated from the Closing Date.

18.  BENEFIT AND BURDEN

     Seller may not assign its rights and obligations under this Agreement prior to the Closing Date without first obtaining the prior written consent of Purchaser. All terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and assigns. If Purchaser assigns its rights under this Agreement, Purchaser shall promptly deliver an executed copy of the instrument of assignment to Seller.

19.  COLLECTION OF ACCOUNTS RECEIVABLE.

     (a) Seller will retain all accounts receivable relating to the Hotel accrued as of the Closing (including past due amounts), and shall have the right to collect the same. The accounts receivable shall include, without limitation, unpaid room, food and beverage charges, unpaid telephone charges; unpaid valet charges, unpaid charges for other services or merchandise; amounts owed to Seller from credit cards receipts, whether or not such credit card receipts have been delivered by Seller to the credit card companies; and refunds, prepayments, and like returns attributable to the period prior to the Closing Date.

     (b) All accounts receivable so retained by Seller are referred to as "Seller's Accounts Receivable." If any instruments representing payment of any Seller's Accounts Receivable come into the possession of Purchaser, Purchaser shall immediately deliver such instruments to Seller. All moneys collected by Purchaser from Seller's Accounts Receivable shall be accounted for and be transmitted to Seller on or before the fifteenth (15th) day of each month with a statement showing the respective collections. All moneys collected from each payor of Seller's Accounts Receivable shall be applied in the reverse order of the age of the outstanding accounts receivable of that payor from the most recent to the oldest. Purchaser shall be accountable only from amounts actually received, and shall have no responsibility for, or duty to inquire into, any amounts deducted by the respective payers from amounts due Seller as service charges, offsets or otherwise. Purchaser shall not be required to take any action to enforce the collection of Seller's Accounts Receivable. A charge of "actual costs of collection" of the amount collected shall be made by Purchaser to Seller for handling the collection of any Seller's Accounts Receivable requested by Seller. Purchaser shall use reasonable efforts to keep proper records showing the results of collection of Seller's Accounts Receivable, which records shall be open to inspection by Seller or its agents at all reasonable times. Purchaser shall not collect or be authorized to collect any Accounts Receivable of Seller unless Purchaser is specifically requested to do so by Seller. Seller may not institute any action to enforce collection in any court of law to collect any unpaid
Seller's Accounts Receivable absent the prior written consent of Purchaser which may be withheld in Purchaser's sole and absolute discretion. The provisions of this subparagraph shall survive the Closing.

20.  RISK OF LOSS

     [INTENTIONALLY DELETED]

21.  GOVERNING LAW

     This Agreement concerns property located in the State of Nevada, and shall be construed and enforced in accordance with the laws of the State of Nevada.

22.  NOTICES

     All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or if deposited in the United States mail, properly addressed and postage prepaid or if delivered to Federal Express or other recognized overnight delivery service, (i) if to Seller, Reno Hotel LLC c/o Blackacre Capital Group, 450 Park Avenue, New York, New York 10022. Attention: Stephen
A. Enquist, with a copy to Schulte, Roth & Zabel, 900 Third Avenue, New York, NY 10022, Attention: Michael Feinman, Esquire and Philip Murphy, Jr., Esquire, 3900 Paradise Road, Suite 283, Las Vegas, Nevada 89109; (ii) if to Purchaser, c/o MTR, Inc. Route 2 South, Chester, West Virginia 26034,
Attention: Edson R. Arneault, with a copy to Louis M. Aronson, Esquire, Ruben & Aronson, LLP., 3299 K Street, N.W., Suite 403, Washington, D.C. 20007 and James S. Mace, Esquire,

Gordon & Silver, Ltd. 3800 Howard Hughes Parkway, 14th Floor, Las Vegas, Nevada 89109; or (iii) at such other address as may be given by either party to the other party by notice in writing pursuant to provisions of this Section.

23.  INDEMNIFICATION.

     (a) Seller shall indemnify, defend, and hold harmless Purchaser from and against all claims against Purchaser relating to labor or employment claims of, or liabilities or obligations to, present and former employees of Seller to the extent accruing prior to the Closing Date (collectively, "Employee Claims") provided, however, that nothing herein is intended or shall construed as an indemnity for any liabilities or obligations arising out of Purchaser's employment of any persons on or after the Closing Date. By way of illustration but not limitation, Employee Claims shall include claims, liabilities, or obligations relating to salaries, wages, minimum wages, compensation, overtime pay, holiday pay, vacation pay, raises, bonuses, employee benefits, severance pay, grievances under the union contracts, unfair labor practice charges before the National Labor Relations Board workers' compensation, WARN Act, FICA, ERISA obligations, disability, unemployment insurance, breach of employment contracts, whether sounding in contract or tort, wrongful discharge, safety and health, and employment discrimination, including, without limitation, claims before the Equal Opportunity Commission, Office of Federal Contract Compliance Program and the Department of Labor.

     (b) Seller shall indemnify, defend and hold harmless Purchaser from and against all claims against Purchaser arising from or relating to any contract or commitment of Seller undertaken by Seller prior to the Closing Date absent the written consent of Purchaser; except with respect to any claim, cause of action, damage or penalty arising from the Franchise Agreement by and between Seller and Ramada Franchise System, Inc.

     (c) The indemnity agreements under this Section shall survive the Closing for the period of the statute of limitations governing the claims asserted hereunder.

     (e) Each of the parties shall promptly notify the other of the existence of any loss, claim, demand or other matter to which the foregoing indemnification obligations may apply and give the indemnifying party a reasonable opportunity to defend the same at the indemnifying party's own expense and with counsel of the indemnifying party's own selection; provided that the indemnified party or parties shall at all times also have the right to fully participate in the defense at its or their own expense. If the indemnifying party shall fail to defend within a reasonable time, the indemnified party shall have the right, but not the obligation, to undertake the defense of, and to compromise and settle (exercising reasonable business judgment), the claim or other matter on behalf, for the account and at the risk of the indemnifying party, provided the indemnifies party obtains a release for the benefit of the indemnifying party. If the claim is one that cannot by its nature be defended solely by one party, the other parties shall make available all information and cooperation that any party may reasonably request. Unless an indemnifying party fails or refuses to defend a claim or action, an indemnified party shall not be entitled to any attorney's fees for services of the indemnified party's counsel in connection with the matter.

     (f) Purchaser shall indemnify, defend, and hold harmless Seller from and against all claims against Seller relating to labor or employment claims of, or liabilities or obligations to, present and former employees of Seller to the extent accruing from and after the Closing Date (collectively, "Employee Claims") provided, however, that nothing herein is intended or shall be construed as an indemnity for any liabilities or obligations arising out of Seller's employment of any persons prior to the Closing Date. By way of illustration but not limitation, Employee Claims shall include claims, liabilities, or obligations relating to salaries, wages, minimum wages, compensation, overtime pay, holiday pay, vacation pay, raises, bonuses, employee benefits, severance pay, grievances under the union contracts, unfair labor practice charges before the National Labor Relations Board workers' compensation, WARN Act, FICA, ERISA obligations, disability, unemployment insurance, breach of employment contracts, whether sounding in contract or tort, wrongful discharge, safety and health, and employment discrimination, including, without limitation, claims before the Equal Opportunity Commission, Office of Federal Contract Compliance Program and the Department of Labor.

24.  COUNTERPARTS

     This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

25.  MISCELLANEOUS

     (a) If the date on which either Purchaser or Seller is required to take action under this Agreement is not a Business Day, the action shall be taken on the next succeeding Business Day.

     (b) The captions of the various sections and paragraphs of this Agreement have been inserted only for the purpose of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

     (c) Seller and Purchaser agree that the proposed terms and conditions, and all information (other than information which is a matter of public record or is provided by other sources readily available to the public) shared or developed in the context of this transaction shall be kept strictly confidential, except that Seller acknowledges that Purchaser's parent company may describe the terms hereof (as well as provide copies of this Agreement) in reports that the parent is required to file with Governmental Authorities, the United States Securities and Exchange Commission, and Purchaser's financiers. Any disclosures, press releases, or announcements concerning this agreement and the sale contemplated herein shall be approved unanimously by the parties in writing in the exercise of each parties reasonably discretion.

     IN WITNESS WHEREOF, Purchaser and Seller have signed this Agreement on the day and year first above written.

                         PURCHASER:

                         SPEAKEASY GAMING OF RENO, INC., a Nevada corporation


                         By:    /s/ Edson R. Arneault
                             -------------------------------------
                         Name:  Edson R. Arneault

                         Title: President, Chief Executive Officer



                         SELLER:

                         RENO HOTEL, LLC, a Delaware limited liability company

                              By: BLACKACRE RENO, L.L.C., a Delaware limited liability company
                              Its: Manager

                              /s/ Stephen P. Enquist
                         ------------------------------
                         By:  Stephen P. Enquist
                         Its: Secretary